Strategic Partners Asset Allocation Funds
Period ended 07/31/06
File number 811-08915

                                 SUB-ITEM 77D(1)

                   Policies With Respect to Security Investment

                    STRATEGIC PARTNERS ASSET ALLOCATION FUNDS

                      Supplement Dated July 25, 2006 to
  Prospectus and Statement of Additional Information Dated September 30, 2005


At a recent meeting, the Board of Trustees of Strategic Partners
Asset Allocation Funds (the Trust) approved a new name for the Trust. Effective on or about September 30, 2006, the name of the Trust will be changed to Target Asset Allocation Funds.

The Board of Trustees of the Company also approved new names for each of the following:


CURRENT FUND NAME                          NEW FUND NAME

Strategic Partners Conservative           Target Conservative Allocation
  Allocation Fund                           Fund

Strategic Partners Moderate               Target Moderate Allocation Fund
  Allocation Fund

Strategic Partners Growth                 Target Growth Allocation Fund
  Allocation Fund

The new fund names will become effective on or about September 30, 2006. The investment policies of each fund will not change as a result of the change in names.